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                      May 30, 2023

       Marc Lautenbach
       Chief Executive Officer
       Pitney Bowes, Inc.
       3001 Summer Street
       Stamford, CT 06926

                                                        Re: Pitney Bowes, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 17,
2023
                                                            File No. 001-03579

       Dear Marc Lautenbach:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation